                                                                   EXHIBIT 10.34

================================================================================










                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                            CCP/SHURGARD VENTURE, LLC

                                     BETWEEN

                          SHURGARD DEVELOPMENT IV, INC.

                                       AND

                               CCPRE-STORAGE, LLC

                                DECEMBER 26, 2000














================================================================================

                                TABLE OF CONTENTS


Article I GENERAL PROVISIONS...............................................................  2
   1.1  Restatement and Continuation.......................................................  2
   1.2  Name...............................................................................  2
   1.3  Principal Place of Business; Registered Office and Agent...........................  2
   1.4  Formation of Company; Certificate..................................................  2
   1.5  Term...............................................................................  2
   1.6  Purpose............................................................................  3
   1.7  Title to Company Property..........................................................  3
   1.8  Publicity..........................................................................  3
   1.9  Confidentiality....................................................................  3
   1.10 Failure to Observe Formalities.....................................................  4
   1.11 Liability of Members to Third Parties..............................................  4
   1.12 Reliance by Third Parties..........................................................  4
   1.13 Operative Date.....................................................................  4
   1.14 Single Purpose Entity..............................................................  5

Article II CAPITAL CONTRIBUTIONS; PROFITS AND LOSSES.......................................  5
   2.1  Anticipated Capital Requirements...................................................  5
   2.2  Capital Contributions..............................................................  5
   2.3  Capital Accounts...................................................................  6
   2.4  Allocation of Net Income and Losses................................................  7
   2.5  Allocations of Income and Loss for Federal Income Tax Purposes; Curative Tax
        Allocations........................................................................  8
   2.6  Tax Status and Returns.............................................................  9

Article III CASH DISTRIBUTIONS.............................................................  9
   3.1  Distributions of Net Cash Flow From Operations.....................................  9
   3.2  Distributions of Net Cash Flow From Capital Transactions........................... 10
   3.3  Excess Tax Payment................................................................. 10

Article IV CONTRIBUTION OF PROPERTIES...................................................... 11
   4.1  Identification of Properties to Be Contributed..................................... 11
   4.2  Closing of Property Contributions.................................................. 11

Article V MANAGEMENT AND OPERATION......................................................... 12
   5.1  Management......................................................................... 12
   5.2  Annual Budget...................................................................... 12
   5.3  Engagement of Property Manager..................................................... 13
   5.4  Management Decisions............................................................... 13
   5.5  Company Expenses................................................................... 15
   5.6  Liability of Members; Indemnification.............................................. 16

Article VI OTHER AGREEMENTS OF THE MEMBERS................................................. 17
   6.1  No Restrictions on Competitive Business Activities................................. 17
   6.2  Exclusivity........................................................................ 17


   6.3  Shurgard Notice.................................................................... 17
   6.4  Credit Facility.................................................................... 18

Article VII SALE AGREEMENT AND LIMITED GUARANTY............................................ 18
   7.1  Exercise of Sale Right............................................................. 18
   7.2  Sale Exercise Period............................................................... 18
   7.3  Shurgard Failure to Purchase....................................................... 18
   7.4  Limited Guaranty................................................................... 20

Article VIII SALE, ASSIGNMENT OR TRANSFER OF COMPANY INTEREST.............................. 20
   8.1  Prohibited Transfers............................................................... 20
   8.2  Permitted Transfers................................................................ 20
   8.3  Other Transfers.................................................................... 21

Article IX TERM, DISSOLUTION AND TERMINATION,  VOLUNTARY WITHDRAWAL AND DEFAULT............ 21
   9.1  Term and Dissolution............................................................... 21
   9.2  Termination and Distributions...................................................... 23
   9.3  Distribution Upon Liquidation...................................................... 23
   9.4  Clawback Obligations of Shurgard Return of Capital................................. 24
   9.5  Prohibition Against Withdrawal and Voluntary Withdrawal............................ 24
   9.6  Default............................................................................ 24

Article X BOOKS, RECORDS AND BANK ACCOUNTS................................................. 26
   10.1 Books and Records.................................................................. 26
   10.2 Reports............................................................................ 26
   10.3 Fiscal Year........................................................................ 28
   10.4 Bank Accounts...................................................................... 28

Article XI REPRESENTATIONS AND WARRANTIES.................................................. 29
   11.1 Representations and Warranties by Each Member...................................... 29
   11.2 Shurgard's Representations and Warranties.......................................... 29
   11.3 Chase's Representations and Warranties............................................. 29

Article XII MISCELLANEOUS.................................................................. 30
   12.1 Notices............................................................................ 30
   12.2 Successors and Assigns............................................................. 31
   12.3 Entire Agreement; Amendments....................................................... 31
   12.4 No Waiver.......................................................................... 31
   12.5 Foreign Status..................................................................... 31
   12.6 Captions........................................................................... 31
   12.7 Counterparts....................................................................... 31
   12.8 Applicable Law..................................................................... 32
   12.9 Affiliate.......................................................................... 32
   12.10  Covenant of Good Faith........................................................... 32
   12.11  Severability..................................................................... 32
   12.12  No In Kind Distributions......................................................... 32


   12.13  Required Amendments.............................................................. 32
   12.14  Regulatory Matters............................................................... 32




EXHIBIT A  PRO FORMA STATEMENT
EXHIBIT B  PROPERTIES
EXHIBIT C  FORM OF CONTRIBUTION AGREEMENT
EXHIBIT D  FORM OF MANAGEMENT AGREEMENT
EXHIBIT E IDENTIFIED PROPERTIES AND RADIUS OF RELEVANT TRADE AREA EXHIBIT F EXISTING JOINT VENTURES
EXHIBIT G  INVESTMENT CRITERIA
EXHIBIT H  CREDIT FACILITY COMMITMENT LETTER
EXHIBIT I  FORM OF PURCHASE AND SALE AGREEMENT
EXHIBIT J  FORM OF GUARANTY
EXHIBIT K  FORM OF MONTHLY FINANCIAL OPERATING SUMMARY
EXHIBIT L  REGULATORY SIDELETTER
EXHIBIT M  DATES OF ISSUANCE OF CERTIFICATES OF OCCUPANCY

                                                      This AMENDED AND RESTATED
                                            LIMITED LIABILITY COMPANY AGREEMENT
                                            (this "Agreement") of CCP/SHURGARD
                                            VENTURE, LLC (the "Company") is made
                                            and entered into as of December 26,
                                            2000 (the "Effective Date") by and
                                            between SHURGARD DEVELOPMENT IV,
                                            INC., a Washington corporation
                                            ("Shurgard"), and CCPRE - STORAGE,
                                            LLC, a Delaware limited liability
                                            company ("Chase"). Shurgard and
                                            Chase may each be referred to herein
                                            individually as a "Member" and
                                            collectively as the "Members."

                                    RECITALS

        A. Shurgard is a wholly owned subsidiary of Shurgard Storage Centers, Inc., a Washington corporation ("SSCI"), and Chase is a wholly owned subsidiary of Chase Capital Investments, L.P., a Delaware limited partnership.

        B. SSCI is a developer and manager of real estate with extensive experience related to locating, purchasing, developing, leasing, financing and selling facilities used principally for self-service storage property and with extensive experience in operating such facilities and providing equipment and services related thereto.

        C. The Company was formed to acquire self-service storage properties developed, or to be developed, by SSCI and to operate such properties pursuant to the terms of that certain Limited Liability Company Agreement, entered into by and between Shurgard and Chase, dated as of May 12, 2000 (the "Original LLC Agreement") and pursuant to that certain Certificate (as defined below) filed with the Secretary of State of the state of Delaware, with Shurgard and Chase as Members of the Company.

        D. The Original LLC Agreement was amended by that certain First Amendment to Limited Liability Company Agreement dated as of June 21, 2000 and was further amended by that certain Second Amendment to Limited Liability Company Agreement dated as of August, 2000.

        E. Shurgard and Chase desire to amend and restate, in its entirety, the Original LLC Agreement, as amended.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Members hereby agree as follows (certain capitalized terms used herein shall have the meanings set forth in Annex A attached hereto):

                                   ARTICLE I

                               GENERAL PROVISIONS

1.1     RESTATEMENT AND CONTINUATION

        Shurgard and Chase, constituting all of the Members of the Company, hereby amend and restate, in its entirety, the Original LLC Agreement, as amended and continue the Company under the Act.

1.2     NAME

        The name of the Company shall be "CCP/Shurgard Venture, LLC." All business of the Company shall be conducted under such name and under such variations thereof as the Members deem necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Company may elect to do business.

1.3     PRINCIPAL PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT

          (a) The principal place of business of the Company will be located in the same place as Shurgard's principal place of business, as the same may change from time to time. The Members may at any time and from time to time, change the location of the Company's principal place of business to a location other than Shurgard's principal place of business. The Board shall take all actions required under the laws of the states in which the Company carries on business or owns its properties to qualify the Company to so carry on its business, or own its properties and enforce its contracts as is contemplated hereby.

          (b) The registered office of the Company in the state of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Company to accept service of process at that address is Corporation Trust Center.

1.4     FORMATION OF COMPANY; CERTIFICATE

        The Members have formed the Company under and pursuant to the Act by filing the Certificate of Formation for the Company (the "Certificate") with the Secretary of State of the state of Delaware on April 27, 2000. The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the Act and other applicable laws of the state of Delaware. The Members shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. Each Member hereby acknowledges, adopts, confirms and ratifies the form, terms and provisions of the Certificate and the filing thereof with the Secretary of State of the state of Delaware.

1.5     TERM

        The term of the Company commenced upon the filing of the Certificate with the Secretary of State of the state of Delaware and shall continue until terminated in accordance with Article IX.

1.6     PURPOSE

          (a) The business of the Company shall be to operate certain newly constructed self-service storage facilities contributed by Shurgard for use by members of the public (including corporate entities), to sell and lease personal property, including vehicles, storage containers and other property, used or useful to the users of such facilities in connection with such storage (including the hauling of property to and from such facilities), to engage in any and all general business activities not inconsistent with the operation of such facilities and to sell such self-service storage facilities. In furtherance of the Company's purpose and subject to the limitations set forth in this Agreement, the Company shall have the power to enter into and perform contracts, to own, mortgage, pledge or otherwise deal in property, real or personal, to exercise all rights, powers, and privileges and other incidents of ownership with respect to assets or investments, to borrow money and issue notes, drafts and bills of exchange, to lend any of its assets or funds, and to carry on any other activities necessary to, in connection with or incidental to, the foregoing.

          (b) The investment objective of the Members is the long-term appreciation in the value of the Properties and the provision by the Company of monthly distributions, beginning at such time as there is sufficient cash from operations to make such distributions after satisfaction of the Company's working capital requirements.

1.7     TITLE TO COMPANY PROPERTY

        All property owned by the Company whether real or personal, tangible or intangible, shall be the property of the Company as an entity, and no Member, individually, shall have any ownership interest in any such property.

1.8     PUBLICITY

        Neither the Company nor any Member may issue any public statement or press release regarding the Company or its business without the prior consent of all Members, except as required by law or any competent governmental authority (provided that in the event of any such required disclosure, the disclosing Member or the Company shall give the other Members advance notice of such disclosure).

1.9     CONFIDENTIALITY

          (a) Each Member agrees: (i) to take all reasonable precautions and to use commercially reasonable efforts to maintain the confidentiality of all Confidential Information (as defined below) that such Member (the "Recipient") obtains in respect to any other Member or the Company (the "Disclosing Party"); and (ii) not to use or disclose such Confidential Information to any third parties other than with the written approval of the Disclosing Party or as permitted by Section 1.9(b). For purposes of this Section 1.9, "Confidential Information" means all proprietary or confidential information owned or provided by a Disclosing Party other than information that (A) was previously known to the Recipient or any of its Affiliates (other than from a Disclosing Party or an Affiliate thereof), or (B) is available or, without the fault of the Recipient or any of its Affiliates (other than the Company), becomes available to the general public, or (C) is lawfully received by the Recipient from a third party that, to the Recipient's knowledge, is not bound by any similar obligation of confidentiality. The disclosure of Confidential Information shall not constitute any grant of license or any other rights nor generate any business arrangements unless specifically set forth herein or in another agreement. The obligations of Recipients under this Section 1.9 shall remain in effect until the fifth anniversary after the termination of this Agreement.

          (b) A Recipient may disclose Confidential Information to appropriate regulatory authorities, attorneys, accountants and pursuant to any order of a court, administrative agency or other governmental authority and may take any lawful action that it deems necessary to protect its interests or the interests of its Affiliates under, or to enforce compliance with the terms and conditions of, this Agreement.

1.10    FAILURE TO OBSERVE FORMALITIES

        A failure to observe any formalities or requirements of this Agreement, the Certificate or the Act shall not be grounds for imposing personal liability on the Members for the liabilities of the Company.

1.11    LIABILITY OF MEMBERS TO THIRD PARTIES

        Except as otherwise provided in the Act, no Member or Managing Member shall be personally liable for any debt, obligation or liability of the Company solely by reason of being a Member or Managing Member of the Company.

1.12    RELIANCE BY THIRD PARTIES

        This Agreement is entered into between the Members for the exclusive benefit of the Company, the Members, and their successors and permitted assigns. This Agreement is not intended for the benefit of any creditor of the Company or any other person. Except to the extent provided by applicable statute and as set forth in this Agreement, and then only to that extent, no creditor or third party shall have any rights under this Agreement or under any other agreement between the Company and any Member with respect to any contribution to the Company or otherwise.

1.13    OPERATIVE DATE

        If the Operative Date has not occurred on or before December 29, 2000 then either Member shall be entitled to unilaterally terminate this Agreement by notice to the other and dissolve the Company in accordance with Section 9.1(a) hereof. If, before the Operative Date Shurgard and Chase are not able to proceed with the transactions contemplated hereby because of the willful default of either Shurgard or Chase, then the defaulting party will be responsible to reimburse the non-defaulting party for all costs (including reasonable attorneys fees, accounting fees and other third party fees) incurred in connection with the performance of due diligence, the obtaining of appraisals, the preparation of agreements, instruments and other documents in connection with the transactions contemplated hereby, by the other Transaction Documents, and by the Credit Facility, and otherwise in connection with the consummation of such transactions. Notwithstanding the foregoing, the non-defaulting party shall have the right to seek all available legal and equitable remedies from the defaulting party, including specific performance.

        Before the Operative Date, the activities of the Company shall be limited to the negotiation of the Credit Facility and performing administrative functions, such as applying for business licenses and qualifications, establishing bank accounts, and the performance of such other activities as the Members may mutually agree. Unless the Members otherwise mutually agree, neither Member shall have any obligation to make capital contributions prior to the Operative Date. All costs of the Company incurred before the Operative Date relating to its formation will be allocated between the Members based on their proportionate capital contribution, not to exceed $5,000.00.

1.14    SINGLE PURPOSE ENTITY

        The Company shall at all times be a Single Purpose Entity.

                                   ARTICLE II

                    CAPITAL CONTRIBUTIONS; PROFITS AND LOSSES

2.1     ANTICIPATED CAPITAL REQUIREMENTS

          (a) The total capital needs of the Company to fund the development, operation (including operating losses), maintenance and sale of self-service storage facilities of the Company and the administration of the Company's business and affairs are estimated to total approximately $111,000,000. Of the Company's total capital needs, 40% are to be funded through capital contributions of the Members as provided in Section 2.2. Any remaining amounts of the Company's capital needs will be funded through the Credit Facility such that of the Company's total estimated capital needs, the capital contributions of the Members and the Credit Facility will be 40% and 60%, respectively. The Credit Facility will be secured by a first priority security interest in the Properties.

2.2     CAPITAL CONTRIBUTIONS

          (a) Subject to Section 2.2(c), the Members will make capital contributions to fund 40% of the Company's total capital needs in proportion to their Percentage Interests. Any and all capital contributions made by Chase and Shurgard shall be made in cash, except the contribution of a portion of each Property by Shurgard as provided in the Contribution Agreement (as defined below). All capital contributions shall be made from time to time pursuant to an Annual Budget (with it being understood that the initial budget shall be set forth in the pro forma statement attached hereto as Exhibit A, which pro forma will be updated as properties are contributed to the Company [the "Pro Forma"]) as funds are needed by the Company to fund operations and acquisitions of Property and requested by the Managing Member in accordance with the procedures described below.

          (b) Shurgard shall contribute the Properties listed on Exhibit B attached hereto to the Company pursuant to the terms of the Contribution Agreement in substantially the form attached hereto as Exhibit C and to be dated as of the Operative Date, among Shurgard, Chase, SSCI, Shurgard Texas Limited Partnership, SSC Evergreen and the Company (the "Contribution Agreement") and
Article IV of this Agreement. To effect such contributions, Shurgard may direct that title to such properties be transferred directly from SSCI to the Company; provided, however, that for purposes of this Agreement, Shurgard shall be treated as having made any such contribution directly.

          (c) No Member shall be required to contribute any capital to the Company prior to the execution of documentation evidencing the availability of no less than $67,700,000 pursuant to the Credit Facility. The maximum amount of capital contributions that Chase and Shurgard (net of any reimbursements received by Shurgard pursuant to Section 4.2) shall make to the Company pursuant to this Agreement are $36,107,000 and $9,026,000, respectively. If additional capital is required, the Members shall mutually agree as to the source of such capital, giving consideration to the availability of third-party loans, loans from the Members, and additional capital contributions.

          (d) Chase and Shurgard shall make capital contributions upon 10 Business Days' written notice from the Managing Member of the need for such funds, which notice shall be consistent with the applicable Annual Budget, and shall contain such additional documentation, explanation and certification as Chase may reasonably require.

          (e) The Company shall use its best efforts to operate the Properties in accordance with the Pro Forma or the applicable Annual Budgets, as the case may be. The Members hereby acknowledge and agree that the Pro Forma and the Annual Budgets have been and will be prepared for planning purposes and to permit the Members to monitor the costs and the success of the Company's operations. Except as provided in Section 7.4, neither Shurgard nor any Affiliate thereof has, however, guaranteed that the Properties will perform as favorably as budgeted in the applicable Annual Budget.

          (f) No interest shall accrue on any contribution to the capital of the Company. No Member shall have the right to withdraw, or to be repaid, any capital contributed by it, except as specifically provided in this Agreement.

          (g) Except as set forth in this Article II and Article IV, no Member has any obligation to make any capital contributions or to extend any loans to the Company.

2.3     CAPITAL ACCOUNTS

          (a) There shall be established for each Member on the books of the Company a "Capital Account," which shall be maintained and adjusted as provided in this Section 2.3. The Capital Account of a Member shall be initially credited by the amount of cash and the fair market value of any property contributed by such Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to Section 752 of the Internal Revenue Code of 1986, as amended (the "Code"), or any reimbursements due such Member pursuant to the Contribution Agreement). For purposes of the foregoing sentence, the parties agree that the fair market value of each Property contributed by Shurgard pursuant to Article IV shall be such Property's Contribution Value plus the Cost Overrun, if any. The Capital Account of a Member shall be further increased by any additional capital contributions to the Company and the amount of Net Profits (or items of gross income or gain) allocated to such Member pursuant to Section 2.4. The Capital Account of a Member shall be decreased by (i) the amount of any Net Losses (or items of loss or deduction) allocated to such Member pursuant to

Section 2.4, (ii) the amount of any cash distributed to such Member pursuant to
Article III, and (iii) the fair market value of any property distributed to such Member by the Company (net of any liabilities secured by such property that the Member is considered to assume or take subject to under Section 752 of the
Code). The Capital Account of each Member shall be adjusted appropriately to reflect any other adjustment required pursuant to Treasury Regulations Section 1.704-1 or 1.704-2.

          (b) Upon the occurrence of any event specified in Treasury Regulations
Section 1.704-1(b)(2)(iv)(f), the Company may cause the Capital Accounts of the Members to be adjusted to reflect the fair market value of the Company's assets at such time in accordance with such Treasury Regulation.

          (c) If any assets of the Company are distributed in kind pursuant to this Agreement, the amount of Net Profits or Net Losses that would have been realized had such assets been sold at their fair market value, as determined by the Members, shall be allocated to the Members pursuant to Section 2.4 immediately prior to such distribution.

          (d) If any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

2.4     ALLOCATION OF NET INCOME AND LOSSES

          (a) Subject to Section 2.4(c), the Net Income of the Company from Capital Transactions for each taxable year shall, after giving effect to all Capital Account adjustments attributable to contributions and distributions (other than liquidating distributions) made during such year, be allocated among the Members as follows:

              (i) first, to the Members, if any, with negative MG Capital Account balances in an amount up to such Members' aggregate negative MG Capital Account balances, in proportion to their respective negative MG Capital Account balances;

              (ii) second, to the Members in the amounts and proportions necessary to cause their respective MG Capital Account balances (as adjusted to reflect any allocations of tax items for such year pursuant to Section 2.4(c)) to equal their respective Target Amounts as of the end of such year; and

              (iii) third, to the Members in accordance with their respective Percentage Interests.

          (b) Subject to Section 2.4(c), the Net Losses of the Company from Capital Transactions for each taxable year shall, after giving effect to all Capital Account adjustments attributable to contributions and distributions (other than liquidating distributions) made during such year, be allocated among the Members as follows:

              (i) first, to the Members with MG Capital Account balances (as adjusted to reflect any allocations of tax items for such year pursuant to Section 2.4(c)) in excess of their respective Target Amounts, to the extent of and in proportion to excess amounts;

              (ii) second, to the Members with positive Capital Account balances (as adjusted to reflect any allocations of tax items for such year pursuant to Section 2.4(c)) pro rata to the extent of their respective Capital Account balances; and

              (iii) third, to the Members in accordance with their respective Percentage Interests.

          (c) The Net Income and Net Losses of the Company other than from Capital Transactions shall be allocated to the Members pro rata, based on their respective Percentage Interests.

          (d) Notwithstanding Sections 2.4(a), 2.4(b) and 2.4(c), special allocations of Net Income, Net Loss or specific items of income, gain, loss or deduction may be required for any taxable year as follows:

              (i) The Company shall allocate items of Company income and gain among the Members at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Treasury Regulation Sections 1.704-2(f) and 1.704-2(i) (4).

              (ii) Any deductions attributable to any "partner nonrecourse debt" (as defined in Treasury Regulation Section 1.704-2(b) (4)) shall be allocated among the Members that bear the economic risk of loss for such liability in accordance with the ratios in which such Members share such economic risk of loss and in a manner consistent with the requirements of Treasury Regulation Sections 1.704-2(c), 1.704-2(i) (2) and 1.704-2
        (j) (1) .

              (iii) The Company shall specially allocate Net Loss and items of income and gain when and to the extent required to satisfy the "qualified income offset" requirement within the meaning of Treasury Regulation Section 1.704-1(b) (2) (ii) (d).

2.5 ALLOCATIONS OF INCOME AND LOSS FOR FEDERAL INCOME TAX PURPOSES; CURATIVE TAX ALLOCATIONS

          (a) The Company's ordinary income and losses and capital gains and losses as determined for federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated to the Members in the same proportions as the corresponding "book" items are allocated pursuant to Section 2.4. Notwithstanding the foregoing sentence, federal income tax items relating to any "Section 704(c) Property" (as defined in Treasury Regulations Section 1.704-3(a)(3)) shall be allocated among the Members in accordance with Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to take into account the difference between the fair market value and the tax basis of such Section 704(c) Property as of the date of contribution (with respect to contributed property having book value differing from tax basis) or its revaluation pursuant to Section 2.3(b) (in the case of revalued property). Items described in this Section 2.5 shall neither be credited nor charged to the Members' Capital Accounts.

          (b) In the event the adjusted tax basis of a Property contributed by Shurgard to the Company pursuant to Article IV differs from its Contribution Value, solely for income tax purposes, allocations of income, gain, loss and deduction attributable to such Property shall be specially allocated among the Members so as to take into account such difference in a manner consistent with the principles of Section 704(c) of the Code so that the aggregate allocations of taxable income or loss allocated to each Member (other than Shurgard) for any fiscal year of the Company is, to the greatest extent possible, equal to the amount of taxable income or loss each would have been allocated had the tax basis of such Property been equal to its Contribution Value.

2.6     TAX STATUS AND RETURNS

          (a) It is the express intention of the Members that the Company be classified as a partnership for federal income taxation and not as an association taxable as a corporation. No Member or Manager shall take any action inconsistent with such treatment. It is the further intention of the Members that this Agreement be interpreted and applied accordingly.

          (b) The Company shall prepare or cause to be prepared by the principal certified public accountant for the Company not later than thirty (30) days prior to the date of the required filing thereof (including extensions) all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority, and shall submit such returns and statements to all the Members for their approval prior to filing, and when approved by the Members, or when due, if necessary, without approval, make timely filing thereof. Shurgard shall provide preliminary tax information with respect to the Company's immediately preceding taxable year (which will be based on unaudited financial information) to Chase not later than forty-five (45) days prior to the required filing date of the Company's tax returns (without extensions).

          (c) Shurgard shall act as the "tax matters partner" of the Company within the meaning of Section 6231(a)(7) of the Code and in any similar capacity under applicable state or local tax law. Shurgard shall keep the other Members fully informed and consult with them regarding matters for which it is responsible while acting in such capacity. All expenses incurred by Shurgard while acting in such capacity shall be paid or reimbursed by the Company. Notwithstanding the foregoing, Shurgard shall not have the authority to make elections or settle any tax-related disputes with respect to the Company without the prior written agreement of Chase.

                                  ARTICLE III

                               CASH DISTRIBUTIONS

3.1     DISTRIBUTIONS OF NET CASH FLOW FROM OPERATIONS

          (a) Within 30 days after the end of each month, the Company shall review the financial results of the fiscal period to determine if there is any Net Cash Flow From Operations available for distribution to the Members. Before making any distributions to the Members, the Company shall repay Company borrowings, pursuant to the terms of such borrowings (including loans made by the Members), then due and payable, and shall set aside such cash as may be necessary to cover the other liabilities and expenses, working capital and reserves that the Company deems reasonably required for the proper operation of the business of the Company.

          (b) Except as provided in Section 3.2 with respect to distributions of Net Cash Flow From Capital Transactions and as provided in Section 9.3 with respect to distributions upon liquidation of the Company, the Company shall make quarterly distributions of Net Cash Flow From Operations as follows:

              (i) first, to Chase until the cumulative amount distributed to Chase pursuant to this Section 3.1(b)(i) and Section 3.2(a) equals the Equity Deficit of Chase; and

              (ii) thereafter, between the Members in proportion to their respective Percentage Interests.

3.2     DISTRIBUTIONS OF NET CASH FLOW FROM CAPITAL TRANSACTIONS

        The Company shall distribute Net Cash Flow From Capital Transactions within three (3) business days' receipt thereof unless otherwise agreed upon by both of the Members. Any retained Net Cash Flow From Capital Transactions may, upon the unanimous consent of the Members, be reinvested by the Company in additional Property investments consistent with the Annual Budget or as otherwise approved by both Members. Subject to Section 7.3, all distributions of Net Cash Flow From Capital Transactions, other than upon liquidation of the Company, shall be made between the Members in the following order and priority:

          (a) First, to Chase until the cumulative amount distributed to Chase pursuant to this Section 3.2(a) and Section 3.1(b)(i) equals the Equity Deficit of Chase immediately prior to the applicable Capital Transaction;

          (b) Second, for so long as the Investment Return of Chase, taking into account all current and prior distributions pursuant to Section 3.1 and this
Section 3.2, is less than 12%, between the Members in proportion to their Percentage Interest;

          (c) Third, for so long as the Investment Return of Chase, taking into account all current and prior distributions pursuant to Sections 3.1 and 3.2, is less than 18% but greater than or equal to 12%, (i) 66.4% to Chase and (ii) 33.6% to Shurgard; and

          (d) Fourth, for so long as the Investment Return of Chase, taking into account all current and prior distributions pursuant to Sections 3.1 and 3.2, is greater than or equal to 18%, (i) 62.4% to Chase and (ii) 37.6% to Shurgard.

3.3     EXCESS TAX PAYMENT

        If Chase is allocated Net Income or items of gross income or gain in excess of the amount of Net Income or items of gross income or gain that would be allocated to Chase if all allocations were made pro rata based on Percentage Interests, or Chase is advised by its tax advisors that it is required to recognize income or gain as a result of a capital shift upon execution of this Agreement (either such amount, the "Excess Tax Amount"), then the Company shall promptly (and in no event later than 15 days after such allocation or advice) make a distribution to Chase equal to the product of .5 multiplied by the Excess Tax Amount (such amount being the "Excess Tax Distribution"). Notwithstanding anything contained herein to the contrary, the Excess Tax

Distribution shall not be included in determining Chase's Investment Return or Equity Deficit. Any amounts distributed pursuant to this Section 3.3 will be applied against the amount otherwise distributed to Chase pursuant to Section 3.1(b)(ii) and Section 3.2(b).

                                   ARTICLE IV

                           CONTRIBUTION OF PROPERTIES

4.1     IDENTIFICATION OF PROPERTIES TO BE CONTRIBUTED

          (a) On the Operative Date, but in no event later than December 29, 2000, Shurgard will cause each Property listed on Exhibit B annexed hereto to be contributed to the Company in accordance with the terms and conditions of the Contribution Agreement.

          (b) Notwithstanding the foregoing, with the express consent of Chase and the Lender, Shurgard shall be permitted, in order to facilitate the construction of the Property and minimize transfer costs associated with the contribution of the Property to the Company, to contribute title to a Property, on or about the Operative Date, or thereafter, to the Company (or if required by Chase or the Lender under the Credit Facility, to a limited liability company owned in the same proportion and by the same members as the Company) prior to completion of construction of the Property or prior to the issuance of a permanent certificate of occupancy for any such Property, provided, however, that Shurgard agrees to indemnify Chase for any cost or liability that may arise from the contribution of a Property to the Company or such limited liability company before construction is complete; provided further, however, that Shurgard shall pay any additional accounting and legal fees that may be associated with such early contribution, to the extent such early contribution only benefits Shurgard. After completion of construction of such Property, any such limited liability company shall be merged with and into the Company.

4.2     CLOSING OF PROPERTY CONTRIBUTIONS

        In connection with the closing of Shurgard's contribution of each Property to the Company pursuant to the terms of the Contribution Agreement, the Company shall reimburse Shurgard as provided in the Contribution Agreement, with reimbursement funded through the Credit Facility and capital contributions by Chase and Shurgard in proportion to the funding percentages described in Sections 2.1(a) and 2.2 hereof. For example, if Shurgard contributes a Property having a Contribution Value of $1,000,000, the Company shall reimburse Shurgard for $920,000 funded with $600,000 through the Credit Facility (60% of the Contribution Value) and $320,000 from Chase capital contributions (80% of the Contribution Value remaining after reimbursement from the Credit Facility). Shurgard's capital account would accordingly be credited for $80,000 (reflecting 20% of such remaining Contribution Value).

                                   ARTICLE V

                            MANAGEMENT AND OPERATION

5.1     MANAGEMENT

          (a) The business and affairs of the Company shall be managed by the managing member (the "Managing Member").

          (b) The initial Managing Member shall be Shurgard.

          (c) Chase may remove Shurgard as the Managing Member and become the Managing Member of the Company, by giving notice to Shurgard upon (a) Shurgard becoming a Defaulting Member pursuant to Section 9.6 of this Agreement, (b) a Change of Control, (c) any act of gross negligence, fraud or willful misconduct of Shurgard, (d) Shurgard becoming the subject of a Bankruptcy or (e) the default by the Company of any material obligation of the Company under any contract or loan agreement beyond any applicable notice or cure periods, which default is under Shurgard's control; provided, however, this clause will not apply to any default that is being contested in good faith and for which adequate reserves have been established on the books of the Company. Notwithstanding anything in this Agreement to the contrary, in the event of the replacement of Shurgard as the Managing Member hereunder by Chase, Shurgard shall no longer possess any of the rights or duties of the Managing Member and such rights and duties shall be then deemed transferred to Chase.

          (d) Subject to limitations and restrictions set forth in Section 5.4, the Managing Member shall have the sole and exclusive right to independently manage the day-to-day business of the Company. The signature of the Managing Member designated pursuant to this Agreement shall be sufficient to bind the Company to any agreement or on any document or instrument. Any person dealing with the Company may rely upon a certificate signed by the Managing Member as to
(a) the identity of any Member, (b) any fact relevant to the Company, and (c) the due authority of persons purporting to act on behalf of the Company.

5.2     ANNUAL BUDGET

          (a) The Managing Member shall prepare or cause to be prepared and submit to Chase annually, for Chase's approval, an operating budget and/or a capital improvement budget and leasing and operating plan with respect to each Property individually, and all of the Properties in the aggregate for the next-succeeding fiscal year (the "Annual Budget"). The Annual Budget shall be submitted to Chase at least 30 days prior to the beginning of such fiscal year. The operating budget shall set forth the projected income and receipts from each Property for such next succeeding fiscal year and the operating costs to be incurred during such fiscal year, including all costs associated with leasing activities, such operating costs to be set forth in reasonable detail with each category of income and expense listed on a separate line. The capital improvement budget shall set forth in reasonable detail a description of all capital improvements, repairs, replacements and alterations in respect of which the Managing Member proposes to incur capital costs during the next-succeeding fiscal year and the estimated cost of each thereof, with each such improvement, repair, replacement or alteration to be listed on a separate line. The leasing and operating plan shall set forth in reasonable detail a description of all expected leasing activities, and a plan of operation of each Property for the following fiscal year. Within a reasonable time after receipt of the proposed Annual Budget, Chase shall approve or disapprove all or any part of the Annual Budget. The Managing Member may propose changes to the Annual Budget in response to the items disapproved by Chase.

          (b) If the Managing Member is unable to provide Chase with an acceptable Annual Budget for any fiscal year then the last Annual Budget that was approved by Chase shall continue to be effective until Chase approves a new Annual Budget.

5.3     ENGAGEMENT OF PROPERTY MANAGER

        On or prior to the Operative Date, the Company shall engage SSCI to act as property manager (the "Property Manager") of the Properties acquired by the Company, on the terms set forth in a Management Services Agreement (the "Management Agreement"), substantially in the form attached hereto as Exhibit D. Pursuant to the Management Agreement and as more fully described therein, Shurgard will cause SSCI to prepare for presentation to the Members as provided in Section 5.2 an Annual Budget.

5.4     MANAGEMENT DECISIONS

          (a) Subject to, and without limiting, the delegation of authority to SSCI under the Management Agreement, all decisions pertaining to the business, affairs and operations of the Company must be approved by each Member.

          (b) Except as otherwise expressly contemplated by this Agreement, no action may be taken by either Member, nor may the Property Manager be given the authority to take any action in the name and/or on behalf of the Company, with respect to any matter that is a Major Decision unless the Major Decision is approved by both Members; provided, however, that items (i), (ii) and (iii) of this Section 5.4(b) shall only require the unilateral approval of Chase. The following are "Major Decisions":

              (i) Approving the Annual Budget;

              (ii) Entering into any amendment to the Management Agreement or permitting the manager under the Management Agreement to do any act that represents a material departure from the Management Agreement or terminating the Property Manager under the Management Agreement after an event of default thereunder;

              (iii) Making any amendment to any Annual Budget previously approved by the Members;

              (iv) Except for insured claims (including those settled within the deductible or self-insured retention), compromising, settling or adjusting claims, liabilities or causes of action of or against the Company or a Property;

              (v) Purchasing any real property other than as specifically contemplated and identified by the capital budget;

              (vi) Selling, exchanging or mortgaging a Property or any interest in a Property, or any other assets of a Property, except as specifically set forth in an Annual Budget;

              (vii) Incurring any indebtedness of the Company, including entering into senior financing agreements (other than the Credit Facility), or causing the Company to become liable as an endorser, guarantor, surety or otherwise for any debt obligation or undertaking of any other Person, except for Company endorsements for deposit or collection of checks, drafts and similar instruments received by the Company in the ordinary course of business;

              (viii) Causing or permitting the Company to grant any lien, mortgage, pledge or hypothecate Company assets to secure any indebtedness for borrowed money of the Company or prepaying any indebtedness of the Company;

              (ix) The making of any loan;

              (x) Merging or consolidating with, or acquisition of any equity interest in, any corporation, limited liability company, partnership, association or other business organization;

              (xi) Entering into material agreements with an annual value in excess of $50,000 that is not in the ordinary course of business;

              (xii) Admitting any additional Members to the Company (other than pursuant to a permitted transfer);

              (xiii) The issuance of any equity securities or causing the Company to invest in or become a member, participant, venturer or shareholder, in any other company, venture, corporation, business, enterprise or the like;

              (xiv) Taking any action that would have a material adverse impact upon the viability of allocations of Net Profits and Net Losses under
        Section 704(b) of the Code;

              (xv) Taking any action that would be an Event of Bankruptcy;

              (xvi) Filing or revoking any election or otherwise causing the Company to be characterized other than as a Company for federal, state, local or other tax purposes;

              (xvii) With respect to each Property owned by the Company, causing the Company to perform any services or enter into any lease or other contract that would cause any or all of the gross income received by the Company attributable to such Property to be treated as other than "rents from real property" as defined in Section 856(d) of the Code;

              (xviii) Performing any act that would adversely affect the qualification of SSCI as a real estate investment trust pursuant to Sections 856-860 of the Code;

              (xix) Approving the Company's attorneys and certified public accountants.

              (xx) Any changes or modifications to this Agreement;

              (xxi) Liquidation of the Company;

              (xxii) The making of any distributions other than as provided by Sections 3.1 and 3.2;

              (xxiii) The setting aside of reserves for the Company whether from Capital Transactions or otherwise; or

              (xxiv) Any commitment, agreement or understanding to do any of the foregoing.

          (c) For so long as SSCI or any Affiliate of SSCI is Property Manager, any Company decisions, including, without limitation, Major Decisions, with respect solely to the Management Agreement shall be made unilaterally by Chase.

          (d) Action on all Major Decisions submitted to the Members for approval in accordance with Section 5.4(a) shall be taken by the Members as soon as reasonably practicable, and in any event within 15 days of the date such Major Decision was submitted for approval, except with respect to the Major Decisions described in Sections 5.4(b) (ii), (iv) and (xxiv), as to which action shall be taken within 5 business days of the date such Major Decision was submitted for approval if a Member does not approve such Major Decision within the time period set forth above, such Major Decision shall not be approved.

          (e) With respect to all Company decisions other than Major Decisions, any such matter will be deemed disapproved within 5 Business Days after it is submitted to a Member for approval, unless prior to the expiration of such period, such Member in writing indicates its approval or requests further information reasonably necessary to make such decision.

          (f) The written approval by a Member of a proposed Annual Budget shall constitute for all purposes that Member's written consent to each specific item expressly set forth in such Annual Budget.

5.5     COMPANY EXPENSES

          (a) The Company shall pay and be responsible for all reasonable costs and expenses incurred by or on behalf of the Company. To the extent practicable, all Company expenses shall be billed directly to and paid by the Company. If, however, acting within the scope of such Member's authority as granted by this Agreement, a Member should incur any of those expenses, the Company shall promptly reimburse such Member for such expenses upon receipt of satisfactory evidence of such payment.

          (b) By way of illustration, and not in limitation upon the scope of
Section 5.8(a), the Company shall pay the following costs and expenses:

              (i) All state and local filing or similar expenses incurred by the Members in connection with the formation of the Company;

              (ii) All costs and expenses incurred by or on behalf of SSCI in accordance with the Management Agreement that are allocable to and are to be borne by the Company pursuant to the terms of the Management Agreement; and

              (iii) The actual out-of-pocket expenses incurred by a Member for goods, materials and services used for or by the Company (provided any such services performed by a Member must be approved in advance to be eligible for reimbursement).

          (c) Except as expressly provided for herein or in the Management Agreement or as hereafter approved by the Members, no payment will be made to any Member for the services of such Member or of any member, director, officer or employee of such Member rendered in connection with the business or affairs of the Company.

5.6     LIABILITY OF MEMBERS; INDEMNIFICATION

        The Company shall (to an extent not in excess of the net assets of the Company, without additional contribution or loan by any Member) indemnify and hold harmless each Member and each partner, member or shareholder of any Member and each of their respective officers and directors and the successors, heirs, executors and administrators of each of them and each member of the Board (herein "Indemnified Parties"), from and against any loss, expense, damage or injury suffered or sustained by such Indemnified Party by reason of any act, omission or alleged act or omission arising in connection with the business of the Company, including, but not limited to, any judgment, fine, penalty, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense or prosecution of any actual or threatened action, suit, proceeding, appeal, investigation or claim, be it civil, criminal, administrative, legislative or other, or any appeal relating thereto that is brought or threatened by any person, entity, governmental authority or instrumentality, provided that the act, omission or alleged act or omission upon which such actual or threatened action, suit, proceeding, investigation or claim is based (a) is within the scope of authority granted to such person pursuant to the terms of this Agreement, (b) was performed or omitted in good faith in what the Indemnified Party reasonably believed to be in the best interests of the Company and (c) was not performed fraudulently or as a result of gross negligence or willful malfeasance by such Indemnified Party. The Company shall advance to any Indemnified Party its expenses incurred in connection with such defense or prosecution so long as net assets of the Company are available therefor, neither the Company nor any Member has any reason to believe the Indemnified Party is not in fact entitled to indemnification pursuant to this
Section 5.6 and the Indemnified Party agrees in writing to return the funds so advanced if it is subsequently determined that such Indemnified Party was not entitled to indemnification hereunder. To the extent that an Indemnified Party has been successful on the merits in defense of any such proceeding or in defense of any claim or matter therein, it shall be deemed that the applicable criteria established in clauses (a) and (b) have been satisfied. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under any applicable statute, agreement, vote of the Members or otherwise.

                                   ARTICLE VI

                         OTHER AGREEMENTS OF THE MEMBERS

6.1     NO RESTRICTIONS ON COMPETITIVE BUSINESS ACTIVITIES

          (a) Except as expressly provided in Sections 6.1(b) and 6.2, each Member and its Affiliates shall be free to engage in any and all business activities whatsoever, including activities that compete with the Company's business.

          (b) Notwithstanding the foregoing paragraph (a), SSCI and Shurgard hereby agree that, during the term of this Agreement, they shall not, nor shall they approve any action by an Affiliate of SSCI and/or Shurgard to, own an economic interest in, operate, or otherwise participate in the management of any self-service storage facilities within a three mile radius of the Trade Area of any Property, which radius shall be reduced with respect to those properties identified on Exhibit E.

6.2     EXCLUSIVITY

        Shurgard and SSCI agree that, except as otherwise provided in Section
4.1 and this Section 6.2, the Company will be the sole entity through which either SSCI or Shurgard may develop self-service storage facilities or properties during the term of this Agreement or until such time as the Members' capital commitments have been fully funded. This exclusivity agreement, however, shall not apply to (i) any existing development joint ventures listed on Exhibit F attached hereto or (ii) self-service storage facility development joint ventures that Shurgard or SSCI may enter into with regional development partners similar to those development joint ventures currently in existence in Orlando, Florida, Nashville, Tennessee and Orange County, California that fit the criteria set forth on Exhibit G attached hereto; provided, that Shurgard and/or SSCI shall, within 10 days of executing definitive documentation for any joint venture during the term of this Agreement, provide written notice, including a reasonable description of such joint venture, to Chase. This exclusivity provision shall not apply to any development properties for which Shurgard and/or SSCI have provided Chase with investment criteria and all reasonably requested due diligence materials, if available, and in which Chase, after having the exclusive opportunity to invest on materially similar terms and for no less than 15 Business Days, elects not to invest. If Chase declines to invest in three development transactions that are consistent with the investment criteria set forth in this Agreement, the exclusivity provisions of this Section
6.2 shall terminate.

6.3     SHURGARD NOTICE

        In the event that Shurgard, SSCI, or any Affiliate of Shurgard and/or SSCI acquires an economic interest in, manages, or enters into bona fide negotiations to acquire an economic interest in or manage any property within a three mile radius (which radius shall be reduced with respect to those Properties identified on Exhibit E) of any Property, SSCI and/or Shurgard shall, within 5 days, give Chase written notice of such relationship or negotiations. Any such notice shall describe, in reasonable details, the nature of SSCI or Shurgard's economic interests in and obligations to, including, without limitation, management of, such property.

6.4     CREDIT FACILITY

        The Company shall obtain permanent senior financing from General Electric Capital Corporation ("GECC") for no less than $67,700,000 on terms that are substantially in accordance with the terms set forth in that certain commitment letter issued by GECC, dated as of November 15, 2000, and annexed hereto as Exhibit H (the "Credit Facility"). In the event that the closing of the Credit Facility does not occur on or before December 29, 2000, then Chase shall be entitled to unilaterally terminate this Agreement by notice to Shurgard and dissolve the Company in accordance with Section 9.1(a) hereof.

                                  ARTICLE VII

                       SALE AGREEMENT AND LIMITED GUARANTY

7.1     EXERCISE OF SALE RIGHT

        Chase shall have the right, but not the obligation, to cause the Company to sell to Shurgard and to require Shurgard to purchase from the Company any or all of the Properties at the respective Sales Price of each such Property (the "Sale Right") from and after the thirty-first month following the issuance of a temporary certificate of occupancy for any such Property, as set forth on Exhibit M annexed hereto.

        In order to exercise a Sale Right, Chase shall provide Shurgard with written notice (a "Sale Notice") stating that Chase is exercising its Sale Right and specifying the particular parcel of Property that is the subject of the Sale Notice (the "Sale Property"). The Company shall execute a purchase and sale agreement (the "Purchase Agreement") in the form of the agreement attached hereto as Exhibit I for each such Sale Property and deliver it to Shurgard together with the Sale Notice.

7.2     SALE EXERCISE PERIOD

        Upon receipt of a Sale Notice from Chase, SSCI or Shurgard shall execute the Purchase Agreement and deliver it to Chase no later than six (6) months after the date of the Sale Notice together with a firm financing commitment, satisfactory to Chase, from a third party institutional lender ("Purchase Financing Commitment") and shall thereafter have ten (10) months from the date of the Sale Notice to consummate the purchase of the Sale Property.

7.3     SHURGARD FAILURE TO PURCHASE

        Notwithstanding anything in Section 9.6 to the contrary, if SSCI or Shurgard fails to deliver the executed Purchase Agreement and Purchase Financing Commitment to Chase within six (6) months of the date of the Sale Notice or, if after SSCI or Shurgard delivers the executed Purchase Agreement and Purchase Financing Commitment within six (6) months of the date of the Sale Notice, SSCI or Shurgard fails to purchase the Sale Property within ten (10) months of the date of the Sale Notice:

          (a) Chase shall have the right, without the need to obtain the consent of Shurgard, to: (i) sell the Sale Property to a third party without any further obligation to Shurgard with respect to such Property; or (ii) sell the Property and liquidate the Company with all distributions arising therefrom being based upon the Adjusted Percentage Interest of each Member; or (iii) sell its Adjusted Percentage Interest, cause Shurgard to sell its Adjusted Percentage Interest and distribute the proceeds of such sale pursuant solely to Sections 3.2(a) and (b) and without regard to Sections 3.2(c) and (d) (a sale pursuant to clause (ii) or (iii) shall hereinafter be referred to as a "Default Sale"); provided, however, that Chase shall not sell any Property nor cause Shurgard to sell its Adjusted Percentage Interest in the Company, pursuant to clauses (ii) or (iii) above, unless and until Shurgard fails to purchase a Sale Property with respect to Properties in which Chase's aggregate allocable portion of capital invested in such Properties equals or exceeds $10 million.

          (b) If Shurgard fails to purchase the Sale Property and Chase exercises its right to sell the subject Sale Property, at the time the Sale Property is sold, Shurgard shall be subject to a reduction in its Percentage Interest equal to the quotient of (i) twice the amount that Chase would have received had Shurgard consummated the purchase of the Sale Property and the Company distributed the proceeds of such sale to the Members according to their Percentage Interest, less (x) the actual amount (if any) that the Company distributed to Chase from the sale of the Sale Property and (y) the amount of any Shurgard forfeited distributions (described below) , over (ii) Shurgard's Invested Capital. For purposes of this Section 7.3, the Percentage Interest of each Member after adjustment provided for in this subparagraph shall be referred to as the "Adjusted Percentage Interest". If Shurgard fails to purchase the Sale Property, the Company shall not make any distributions to Shurgard with respect to, (x) the Sale Property that Shurgard failed to purchase until such Property is sold, and (y) all Property until such time as the Company has distributed the equivalent of the Sale Price for that Sale Property that Shurgard failed to purchase to Chase. Once Chase has received the equivalent of the Sale Price with respect to the Sale Property that Shurgard failed to purchase, the Company shall make all further distributions to the Members solely in accordance with Section 3.2(a) and (b) and without regard to Section 3.2(c) and (d).

          (c) If Chase elects to cause a Default Sale, Shurgard shall consent to and raise no objections against such Default Sale, and if the Default Sale is structured as (i) a merger or consolidation of the Company, or a sale of all or substantially all of the Company's assets, Shurgard shall, and hereby agrees to, waive any dissenters' rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or (ii) a sale of each Member's Adjusted Percentage Interest, Shurgard shall, and hereby agrees to, sell its Adjusted Percentage Interest on the terms and conditions approved by Chase and in each such instance shall, and hereby agrees to, waive any claims Shurgard may have against the Members, including Chase in connection with such Default Sale. All Members shall take all necessary and desirable actions approved by Chase, in connection with the consummation of the Default Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to
(1) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Default Sale and (2) effectuate the allocation and distribution of the aggregate consideration upon the Default Sale as if it were a liquidating distribution.

          (d) Upon the occurrence of Shurgard's failure to purchase a Sale Property and until the earlier of the consummation of a Default Sale or the date that Chase receives the equivalent of the Sale Price with respect to the Sale Property that Shurgard failed to purchase, neither Shurgard nor its designated Manager shall be entitled to vote on any matters for which Member approval is required under the terms of this Agreement, including, without limitation, all Major Decisions.

7.4     LIMITED GUARANTY

        For purposes of calculating the Sale Price under Section 7.1, Shurgard guaranties that the Sale Price for the Helotes Property and the East Washington Property (each as identified on Exhibit B attached hereto) shall be $3,421,000 and $3,601,000, respectively. If such Sale Price is not realized by the Company upon a sale of such Properties, Shurgard will pay to Chase such amounts as Chase would have received if such Sale Price were realized and such payment made to Chase and shall not be treated as a contribution of capital pursuant to this Agreement. To the extent that actual Net Operating Income exceeds the original pro forma Net Operating Income used to establish the price for these properties then the excess Net Operating Income as reflected in the Pro Forma will be distributed to Shurgard. In connection with this Article VII and Section 9.4, the Members will sign, on the Operative Date, the Guarantee Agreement in substantially the form attached hereto as Exhibit J.

                                  ARTICLE VIII

                SALE, ASSIGNMENT OR TRANSFER OF COMPANY INTEREST

8.1     PROHIBITED TRANSFERS

        Except as specifically permitted in this Article VIII, no Member may transfer, pledge, encumber, or grant a lien or security interest in, or make a gift of (any such transaction being generically referred to as a "Transfer") all or any part of its interest in the Company or in its rights to profits, losses or cash distributions of the Company, either as an owner or a creditor. Any such Transfer prohibited by this Article VIII shall be ineffective, null and void.

8.2     PERMITTED TRANSFERS

          (a) A Member may Transfer an interest in itself without obtaining any prior consent from the other Member, so long as the following conditions are satisfied: (a) all voting and other management rights (including, without limitation, all rights to receive information, to give and receive notices, etc.) are not in any way affected by the Transfer of the interest, (b) the Company does not bear any of the costs and expenses of any such Transfer, (c) any such Transfer complies with all state and federal laws applicable thereto,
(d) the Transferring Member shall first indemnify the other Member and the Company against any and all loss, damage, liability, claim, demand and expense (including increased or accelerated income or property tax expense) arising from or in any way connected with the Member's Transfer pursuant to a written indemnity in form and substance reasonably satisfactory to the nontransferring Member, (e) the Transfer does not in any way limit the Transferring Member's obligation to make capital contributions or to satisfy any of its other obligations under this Agreement, and (f) the Transfer does not result in a default under or breach of any material agreement to which the Company is a party.

          (b) Notwithstanding anything to the contrary contained herein, Chase may (i) Transfer all or any portion of its interests in the Company to an institutional investor reasonably acceptable to Shurgard and/or (ii) pledge, hypothecate or otherwise leverage its interest in the Company to secure financing; provided that such pledge, hypothecation or leveraging does not have an unreasonable adverse effect on Shurgard or the Company.

8.3     OTHER TRANSFERS

        Transfers, other than those expressly permitted by Sections 8.1 and 8.2, shall be permitted only with the prior written consent of the nontransferring Member, which consent may be withheld in the sole discretion of such Member.

                                   ARTICLE IX

                       TERM, DISSOLUTION AND TERMINATION,
                        VOLUNTARY WITHDRAWAL AND DEFAULT

9.1     TERM AND DISSOLUTION

          (a) If the Transaction Documents and documents relating to the Credit Facility have not closed pursuant to their terms on or prior to the Operative Date, then either Member may unilaterally terminate this Agreement by notice to the other Member, and dissolve the Company promptly thereafter. For purposes of this paragraph (a), the execution of a firm, written financing commitment which has been approved by the Members shall constitute the execution of documents relating to the Credit Facility. Upon any termination of this Agreement before the Operative Date as a result of a Change of Control of SSCI or its inability or unwillingness to perform under the Transaction Documents, Shurgard and/or SSCI agree to jointly and severally reimburse Chase for all costs (including reasonable attorneys fees, accounting fees and other third party fees) incurred in connection with the performance of due diligence, the preparation of agreements, instruments and other documents in connection with the transactions contemplated hereby, by the other Transaction Documents, and by the Credit Facility, and otherwise in connection with the consummation of such transactions.

          (b) Following the Operative Date, the Company will continue until the happening of any of the following events (individually referred to as an "Event of Dissolution") at which time, subject to the rights contained herein of the Members to continue the Company, the Company will be dissolved upon:

              (i) Both of the Members mutually agreeing in writing that the Company will be dissolved;

              (ii) The sale or other disposition of all or substantially all the assets of the Company and the collection of all proceeds therefrom;

              (iii) The occurrence of an Event of Bankruptcy (as defined below) with respect to any Member or the attempt by any Member to cause the Property to be partitioned in violation of Section 9.3, unless within 90 days after such event the other Member elects not to treat such event as an Event of Dissolution;

              (iv) The tenth anniversary date of this Agreement; or

              (v) A Member causing a dissolution of the Company in contravention of Section 9.4.

          (c) A Member to whom an Event of Bankruptcy has occurred is referred to herein as a "Bankrupt Member." A Bankrupt Member shall have no right to participate in the management and control of the Company (including, without limitation, the approval or disapproval of a Major Decision) and shall have no authority to legally bind the Company. The term "Event of Bankruptcy" as used herein means any one or more of the following:

              (i) If a Member files a voluntary petition in bankruptcy, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future Federal Bankruptcy Code or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, or seeks or consents to or acquiesces in the appointment of any trustee, receiver, custodian, conservator or liquidator of the Member or of all or any substantial part of such Member's properties or such Member's interest in the Company (the term "acquiesces" as used in this Article IX includes, but is not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree within 15 Business Days after the date of such order, judgment or decree); or

              (ii) If a court of competent jurisdiction enters an order, judgment or decree approving a petition filed against a Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal Bankruptcy Code or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, and such Member acquiesces in the entry of such order, judgment or decree, or such order, judgment or decree remains unvacated and unstayed for an aggregate of 60 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, custodian, conservator or liquidator of such Member or of all or any substantial part of such Member's properties or interest in the Company is appointed without the consent or acquiescence of such party and such appointment remains unvacated and unstayed for an aggregate of 60 days (whether or not consecutive); or

              (iii) If a Member is unable to pay its debts as they become due or mature; or

              (iv) If a Member makes an assignment (other than assignments solely for security purposes) of all or substantially all its assets for the benefit of creditors or takes any other similar action for the protection or benefit of creditors.

          (d) Dissolution of the Company shall be effective on the day on which the event giving rise to the dissolution occurs, but the Company shall not terminate until the assets of the Company have been distributed as provided in
Section 9.2. Notwithstanding the dissolution of the Company, prior to the termination of the Company the business of the Company and the affairs of the Members will continue to be governed by this Agreement.

9.2     TERMINATION AND DISTRIBUTIONS

          (a) Upon the occurrence of an Event of Dissolution, Shurgard shall act as the liquidating Member on the terms set forth in this Section 9.2, unless Shurgard has caused the Event of Dissolution under Section 9.1(b)(iii), (iv) or
(v), in which case Chase shall act as the liquidating Member. Any Member who caused the Event of Dissolution shall have no authority or power to bind the Company or the other Members, but such Member shall be obligated to assist the liquidating Member (the "Liquidator") in the dissolution and winding-up of the Company and the assets thereof.

          (b) The Liquidator shall undertake to wind up and liquidate the assets of the Company as promptly as business circumstances and orderly business practices will permit. During the period of such winding-up, the Company's business and affairs shall be conducted in a manner to maintain and to preserve the value of its assets, consistent with the winding-up of the affairs thereof, and no further business shall be undertaken except for the completion of any incomplete transactions that may be necessary to wind up the affairs of the Company in an orderly manner and except that the Properties may be operated in the ordinary course of business if the Member not causing the Event of Dissolution so elects.

9.3     DISTRIBUTION UPON LIQUIDATION

          (a) The Liquidator shall apply and distribute the proceeds of the liquidation of the assets of the Company (to the extent available) in the following order of priority:

              (i) To the payment of the debts and liabilities of the Company (other than those to Members) in the order of priority provided by law; provided, however, that the Liquidator shall first pay, to the extent permitted by law, liabilities with respect to which any Member is or may be personally liable;

              (ii) To the payment of the expenses of liquidation of the Company in the order of priority provided by law; provided, however, the Liquidator shall first pay, to the extent permitted by law, expenses with respect to which any Member is or may be personally liable;

              (iii) To the setting up of such reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with its business; provided, however, that any such reserves will be held by the Liquidator for the purposes of (A) disbursing such reserves in payment of any of such contingencies and (B) at the expiration of such period as the Liquidator deems advisable, distributing the balance thereafter remaining in the manner and in the priority provided below;

              (iv) To the payment of any loans from the Members to the Company;

              (v) To and among the Members as provided in Article III:

          (b) Except as set forth in Section 9.4, if distributions pursuant to
Section 9.3(a)(v) are insufficient to return to any Member the full amount of such Member's Capital Account, such

Member shall have no recourse against any other Member. Except as set forth in this Agreement, no Member shall have any obligation to restore a deficit in such Member's Capital Account either on liquidation of the Company or liquidation of such Member's interest in the Company.

9.4     CLAWBACK OBLIGATIONS OF SHURGARD RETURN OF CAPITAL

          (a) To the extent the cumulative amount distributed to Chase from the Company pursuant to Sections 3.1, 3.2 and 9.3(a)(i) through (v) is less than the greater of (A) the amount necessary for Chase to have realized an Investment Return equal to at least 12% or (B) the amount that Chase would have received had each Property been sold for a value equal to its Net Operating Income divided by 9.25% (such deficiency being referred to as the "Deficiency Amount"), then Shurgard shall pay to the Company (and such amount will be distributed to Chase) an amount equal to the lesser of the Deficiency Amount or the aggregate amount of cash distributed to Shurgard pursuant to Sections 3.1, 3.2 and 9.3 (the "Clawback Amount"); provided, however, that Shurgard shall not be obligated to pay a Clawback Amount in excess of Shurgard's aggregate Capital Contributions to the Company (excluding the Clawback Amount) as of the date of the liquidation.

          (b) In addition to the foregoing, notwithstanding Section 9.3(a)(v), after the final distribution of the assets of the Company among the Members as provided in Section 9.3(a)(v), if the aggregate amount distributed to Shurgard pursuant to Sections 3.2(c) and 3.2(d) is in excess of the amount that Shurgard would have been entitled to receive after applying the Investment Return of Chase over the life of the Company (such excess being referred to as the "Excess Distributions"), Shurgard will pay to the Company (and such amount will be distributed to Chase) an amount equal to the amount of such Excess Distributions; provided, however, that Shurgard shall not be obligated to pay an amount in excess of the aggregate distributions it has received from the Company.

          (c) No amounts paid by Shurgard pursuant to this Section 9.4 will be included in (i) Shurgard's Capital Account, (ii) the calculation of any Member's Invested Capital, or (iii) the calculation of any Members' Percentage Interest.

9.5     PROHIBITION AGAINST WITHDRAWAL AND VOLUNTARY WITHDRAWAL

        Neither Member may withdraw from the Company without the prior written consent of the other Member. Subject to the terms of this Agreement, no Member shall have the right to voluntarily cause the dissolution of the Company in any manner or for any reason whatsoever. The provisions hereof with respect to distributions upon withdrawal are exclusive, and no Member shall be entitled to claim any further or different distribution upon withdrawal under Section 18-604 of the Act or otherwise. This Section 9.5 shall not apply to Transfers permitted under this Agreement

9.6     DEFAULT

        If any Member fails to perform in any material respect any of its obligations hereunder or violates the terms of this Agreement in any material respect (such Member being referred to as the "Defaulting Member"), any other Member (a "Non-Defaulting Member") shall have the right to give the Defaulting Member a default notice specifically setting forth the nature of the default and stating that the Defaulting Member has a period of 10 days to cure such default, if it is a default in payment of money (a "Payment Default") to the Company or the Non-Defaulting Member pursuant to this Agreement, or a period of 45 days to cure such default, if it is any default other than a Payment Default, provided that such Defaulting Member has provided evidence to the non-defaulting member that it is diligently seeking to cure such default. If the Defaulting Member does not cure such Payment Default within such 10-day period, or in the case of any other default the Defaulting Member has not cured such default within such 45-day period, a Non-Defaulting Member shall, in addition to other rights and remedies it may have hereunder or at law or in equity:

          (a) have the right to bring any proceeding in the nature of specific performance, injunction or other equitable remedy, it being acknowledged by each of the Members that damages at law may be an inadequate remedy for a default or threatened breach of this Agreement;

          (b) bring any action at law by or on behalf of the Company as may be permitted by applicable law, in order to recover damages

          (c) the Defaulting Member shall lose its rights to participate in the making of Major Decisions or other decisions affecting the Company pursuant to
Section 5.4;

          (d) if Shurgard is the Defaulting Member, (i) Chase shall have the right to remove Shurgard as the Managing Member and become the Managing Member of the Company and (ii) Chase shall have the right to terminate SSCI as the Property Manager;

          (e) if Shurgard is the Defaulting Member then all future distributions of Net Cash Flow from Capital Transactions will be made solely pursuant to Sections 3.2(a) and (b) and without regard to Sections 3.2(c) and (d);

          (f) in the case of a Payment Default, the Non-Defaulting Member shall have the option of either (i) making a loan to the Company in the amount of such Payment Default at an annual interest rate equal to the lesser of 20% and the highest rate allowed by law or (ii) make a capital contribution to the Company equal to the amount of such Payment Default, provided that, for all purposes of this Agreement, such amount shall be deemed to equal 200% of the amount actually contributed and Percentage Interests of the Members shall be adjusted accordingly; and

          (g) in addition to and without limiting the foregoing, if the Defaulting Member does not cure a default as required above, the Non-Defaulting Member shall also be entitled, in its sole discretion, to not make any further capital contributions to the Company until such monetary default has been cured by the Defaulting Member.

                                   ARTICLE X

                        BOOKS, RECORDS AND BANK ACCOUNTS

10.1 BOOKS AND RECORDS

      The Managing Member in consultation with Chase shall keep or cause to be kept complete and accurate books of account and records which shall reflect all transactions and other matters and include all documents and other materials with respect to the Company business as are usually entered and maintained by persons engaged in similar businesses. Such books of account shall be kept on the accrual basis in accordance with the accounting methods and elections followed by the Company for Federal income tax purposes applied in a consistent manner. The Managing Member in consultation with Chase shall establish procedures to ensure that all deeds, leases, contracts, title matters, surveys and other documentation, records and financial information relating to the ownership, maintenance, development and sale of the Property are maintained in safekeeping and organized and accessible to the Members. Each Member and its duly authorized representatives shall have the right to examine the Company books, records and documents at all reasonable times, and copies of Company books, records and documents shall be furnished to any Member upon reasonable request therefor.

10.2 REPORTS

      (a) The Managing Member in consultation with Chase shall, at the cost of the Company, cause to be prepared and shall deliver to Chase:

            (i) no later than the twenty-fifth day of the next following month, the monthly financial operating summary in the form attached hereto as Exhibit K.

            (ii) within 30 days after the end of each quarter of each fiscal year:

                  (A) a balance sheet of the Company as of the end of such
            quarter and statements of operations and source and application of funds (including changes in financial position) of the Company for such quarter and for that part of the fiscal year ending at the end of such quarter, each prepared on an accrual basis in accordance with generally accepted accounting principles and procedures, subject, however, to audit and year-end adjustment;

                  (B) statements of operations, source and application of funds
            (including changes in financial position) Net Cash Flow from Operations and Net Cash Flow From Capital Transactions for such quarter and for that part of the fiscal year ending at the end of such quarter, each prepared on a cash basis; and

                  (C) a report of any significant Company activities during such quarter; indicating, in the case of the cash and accrual statements of operations, comparisons with the corresponding items in the then current approved Annual Budget for such period, and all certified by the Managing Member, subject, however, to audit and year-end adjustment;

            (iii) within 60 days after the end of each fiscal year:

                  (A) a balance sheet of the Company as of the end of such year, statements of operations and source and application of funds (including changes in financial position) of the Company for such year, and a statement showing distributions to the Members and allocations to the Members of Company taxable income, gains, losses, deductions, credits and items of tax preference, indicating, in the case of the statement of operations, comparisons with the corresponding items in the then current approved Annual Budget for such period; such financial statements to set forth in comparative form the figures for the preceding year and to be in reasonable detail and accompanied by an opinion thereon of the Company's accountants to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles and procedures consistently applied (except for changes in application specified in such opinion and in which the Company's accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly included such tests of the accounting records, internal controls and such other auditing procedures as were considered necessary in the circumstances; and

                  (B) statements of operations and source and application of funds (including changes in financial position), Net Cash Flow from Operations and Net Cash Flow from Capital Transactions of the Company for such year, indicating, in the case of the statement of operations, comparisons with the corresponding items in the then current approved Annual Budget for such period and an analysis of the amount and type of all distributions made to the Members and the sources and users of all Company funds;

such financial statements to set forth in comparative form the figures for the preceding year and to be in reasonable detail and accompanied by a special report and/or an audit opinion of the Company's accountants confirming that any and all distributions made were made in accordance with the terms of this Agreement and to the effect that such financial statements present fairly the financial condition of the Company on a cash receipts and disbursements basis and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly included such tests of the accounting records, internal controls and such other auditing procedures as were considered necessary in the circumstances;

            (iv) promptly after receipt thereof, one copy of each other report or management letter submitted to the Company by the Company's accountants in connection with any annual, interim or special audit made by them of the books of the Company;

            (v) after the end of each fiscal year, a copy of the Company's Federal and state income tax returns and reports for such year, with Schedule K-1 attached to the

      Federal return, prepared by the Company's accountants and subject to the consent of Chase, such returns to be delivered within 90 days after the end of such year; and

            (vi) such other reports as Chase any Member shall from time to time reasonably request in connection with the ownership, operation or management of the Property.

      (b) Each quarterly or annual report furnished to the Members hereunder shall also state whether any default exists with respect to any material obligation of the Company or whether any material litigation is pending against the Company or the Property. The Managing Member shall promptly notify Chase of the occurrence of any event which if not cured or resolved would be required to be described in the next quarterly or annual report to be furnished hereunder.

      (c) The Company's accountants shall be Deloitte & Touche LLP or such other nationally recognized accounting firm as the Members shall jointly agree to.

      (d) The Managing Member, in consultation with Chase, shall, at the cost of the Company, prepare any and all reports required by GECC pursuant to the documents executed by the Company in connection with the Credit Facility. The Managing Member shall deliver all such reports to Chase simultaneously with delivery of same to GECC.

10.3 FISCAL YEAR

     The fiscal year of the Company for both reporting and Federal income tax purposes shall begin with the first day of January and end on the thirty-first day of December in each calendar year.

10.4 BANK ACCOUNTS

     Subject to Section 5.4, the bank accounts of the Company will be maintained in such banking institutions as the Members may determine. Such accounts may be used for the payment of the expenditures incurred in connection with the business of the Company and for payments to the Members in accordance with this Agreement. Any and all cash receipts of the Company shall be deposited in such accounts. All such amounts shall be and remain the property of the Company, and shall be received, held and disbursed by the Members for the purposes specified in this Agreement. There may not be deposited in any of said accounts any funds other than funds belonging to the Company, and no other funds may in any way be commingled with such funds. This Section 10.4 is not intended to in anyway limit or define SSCI's rights and obligations to establish and maintain accounts pursuant to the Management Agreement.

                                   ARTICLE XI

                         REPRESENTATIONS AND WARRANTIES

11.1 REPRESENTATIONS AND WARRANTIES BY EACH MEMBER

     Each Member hereby represents and warrants to the other Member the following:

          (a) It has the legal power, right and authority to consummate the transactions contemplated hereby. All actions required to be taken by it to consummate the transactions contemplated hereby have been taken.

          (b) This Agreement and all other documents that have been executed and delivered by such Member pursuant to this Agreement constitute valid and binding obligations of such Member, enforceable against such Member in accordance with their respective terms.

          (c) The execution and delivery of this Agreement by such Member, the incurrence by it of the obligations herein set forth, the consummation of the transactions contemplated hereby, the compliance by such Member with the terms of this Agreement and the operation by it of the business of the Company do not and will not conflict with or result in a breach of any of the terms, conditions or provisions of, or do not and will not constitute a default under, (i) any bond, note or other evidence of indebtedness or other contract, indenture, mortgage, deed of trust, loan agreement, lease or other instrument to which such Member is a party or by which it is bound or (ii) any order, finding or decree of any court or governmental authority having jurisdiction.

11.2 SHURGARD'S REPRESENTATIONS AND WARRANTIES

     Shurgard hereby represents and warrants to Chase that it is a corporation duly organized and validly existing under the laws of the state of Washington and that the individuals who executed this Agreement on behalf of Shurgard have full power and authority to enter into this Agreement. For all purposes Chase is entitled to rely on the approval by either of Shurgard's designated representatives on the Board, acting individually, as to all matters relating to or arising out of this Agreement and the transactions contemplated hereby.

11.3 CHASE'S REPRESENTATIONS AND WARRANTIES

     Chase hereby represents and warrants to Shurgard that it is a limited liability company duly organized and validly existing under the laws of the state of Delaware and that the individuals who executed this Agreement on behalf of Chase have full power and authority to enter into this Agreement. For all purposes Shurgard is entitled to rely on the approval by either of Chase's designated representatives on the Board, acting individually, as to all matters relating to or arising out of this Agreement and the transactions contemplated hereby.

                                  ARTICLE XII

                                  MISCELLANEOUS

12.1 NOTICES

     Any and all notices, elections or demands permitted or required to be made under this Agreement must be in writing, signed by the Member giving such notice, election or demand, and must be delivered personally, transmitted by electronic facsimile with receipt confirmed or sent by nationally reputed courier service that provides verification of delivery, to the other Member, at the address set forth below, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 12.1. The date of personal delivery or the date of refusal or receipt, as the case may be, is the date such notice is effective.

                      If to Shurgard:

                          Shurgard Development IV, Inc.
                          Attn: Chief Executive Officer
                          Suite 400, 1155 Valley Street
                          Seattle, WA  98109
                          Facsimile:  (206) 652-3760

                      with a copy to:

                          Shurgard Storage Centers, Inc.
                          Attn: Division Counsel
                          Suite 400, 1155 Valley Street
                          Seattle, WA  98109
                          Facsimile:  (206) 652-3760

                      If to Chase:

                          CCPRE - Storage, LLC
                          c/o Chase Capital Partners
                          Attn: Patrick J. Sullivan
                          1221 Avenue of the Americas, 40th Floor
                          New York, NY 10020
                          Facsimile: (212) 899-3771

                      with a copy to:

                          O'Sullivan Graev & Karabell, LLP
                          Attn:  Steven C. Koppel
                          30 Rockefeller Plaza
                          New York, NY 10112
                          Facsimile: (212) 218-6223

12.2 SUCCESSORS AND ASSIGNS

     Subject to the restrictions on Transfer set forth in Article VIII, this Agreement shall be binding on and shall inure to the benefit of the respective parties hereto and their permitted successors and assigns.

12.3 ENTIRE AGREEMENT; AMENDMENTS

     This Agreement, together with the agreements expressly contemplated hereby, constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

     This Agreement may be amended, modified or otherwise changed only in writing signed by both Members hereto. Without limiting the generality of the foregoing, no amendment to this Agreement may be effected nor may any other action be taken that would result in the admission of additional members to the Membership, except by the specific written agreement of both Members.

12.4 NO WAIVER

     The failure of any Member to insist on strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, will not be a waiver of such Member's rights to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder will constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

12.5 FOREIGN STATUS

     By executing this Agreement, each Member declares under penalties of perjury that, for purposes of Section 1446 of the Code, it is not a foreign person, that its name, office address and tax identification number are accurately set forth herein and that it will notify the Company within 60 days of any change to foreign status.

12.6 CAPTIONS

     Titles or captions of Articles or Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

12.7 COUNTERPARTS

     This Agreement and any amendments hereto may be executed in any number of counterparts, all of which together for all purposes constitute one agreement, binding on both the Members notwithstanding that both Members have not signed the same counterpart.

12.8 APPLICABLE LAW

     This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the state of Delaware. References in this Agreement to provisions of the Code and Treasury Regulations thereunder shall apply to corresponding successor provisions.

12.9 AFFILIATE

     The term "Affiliate" means any person or entity owning, directly or indirectly, a 10% or greater legal or beneficial interest in such entity or any entity in which such person or entity, directly or indirectly, owns a 10% or greater legal or beneficial interest or is serving as an executive officer thereof.

12.10 COVENANT OF GOOD FAITH

      Each Member covenants and agrees that whenever it is authorized by this Agreement to take or omit to take any action, or to give or withhold any approval or consent, whether or not in its sole discretion, it will take or omit to take such action, or give or withhold such approval or consent, in good faith and not in an arbitrary or capricious manner.

12.11 SEVERABILITY

      If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12.12 NO IN KIND DISTRIBUTIONS

      The Company shall not make any distributions in kind.

12.13 REQUIRED AMENDMENTS

      The Members shall cooperate by incorporation into this Agreement, by suitable amendment, from time to time, any provision that may reasonably be required by the Lender under the Credit Facility. The Members each agree to execute and deliver any agreement necessary to effect any such amendment; provided, however, that any such amendment shall not in any way affect the economic terms under this Agreement or otherwise, in any materially adverse way.

12.14 REGULATORY MATTERS

         (a) Each Member agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the letter agreement between the Company and Investor, a copy of which is attached hereto as Exhibit L, regarding regulatory matters (the "Regulatory Sideletter"), including without limitation, voting to approve amending this Agreement in a manner reasonably acceptable to the Members and the Investor or any

Affiliate of the Investor entitled to make such request pursuant to the Regulatory Sideletter in order to remedy a Regulatory Problem (as defined in the Regulatory Sideletter). Anything contained in this Section 12.14 to the contrary notwithstanding, no Member shall be required under this Section 12.14 to take any action that would adversely affect in any material respect such Members rights under this Agreement or as a member of the Company.

         (b) The Company and each Member agree not to amend or waive the voting or other provisions of this Agreement if such amendment or waiver would cause the Investor or any its Affiliates to have a Regulatory Problem (as defined in the Regulatory Sideletter). The Investor agrees to notify the Company as to whether or not it would have a Regulatory Problem promptly after the Investor has notice of such amendment or waiver.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            SHURGARD DEVELOPMENT IV, INC.

                                            a Washington corporation

                                            By: /s/ HARRELL L. BECK
                                                --------------------------------
                                                Name:  Harrell L. Beck
                                                Title: Senior Vice President


                                            CCPRE-STORAGE, LLC
                                            a Delaware limited liability company

                                            By: Chase Capital Investments, L.P.
                                                its Sole Member

                                            By: Chase Capital Partners,
                                                as Investment Manager

                                            By: /s/ PATRICK SULLIVAN
                                                --------------------------------
                                                Name: Patrick Sullivan
                                                Title: Investment Manager

The undersigned hereby accepts and agrees to guaranty Shurgard's obligations under Sections 1.13, 6.4, Article VII and Section 9.4 of this Agreement:

                                            SHURGARD STORAGE CENTERS, INC.

                                            By: /s/ HARRELL L. BECK
                                                --------------------------------
                                                 Name: Harrell L. Beck
                                                 Title: Senior Vice President

The undersigned hereby accepts and agrees to guaranty CCPRE-Storage, LLC's obligations under Section 1.13 and 6.4 of this Agreement:

                                            Chase Capital Investments, L.P.
                                            By: Chase Capital Partners,
                                                as Investment Manager

                                            By: /s/ PATRICK SULLIVAN
                                                -------------------------------
                                                Name: Patrick Sullivan
                                                Title: Investment Manager

                                     ANNEX I

                                   DEFINITIONS

               "Act" shall mean the Delaware Limited Liability Company Act.

               "Adjusted Percentage Interest" shall have the meaning set forth in Section 7.3(b).

               "Affiliate" shall have the meaning set forth in Section 12.9.

               "Agreement" shall mean this Agreement.

               "Annual Budget" shall have the meaning set forth in Section
5.2(a).

               "Bankrupt or Bankruptcy" means, with respect to a Member, the filing by such Member of a petition in bankruptcy or for an arrangement, composition, readjustment, liquidation, dissolution, reorganization, or similar relief pursuant to Title 11 of the United States Code entitled "Bankruptcy", as amended (the "Bankruptcy Code"), and any judicial and administrative interpretation thereof (section references to the Bankruptcy Code are to the Bankruptcy Code as in effect on the date of this Agreement and any subsequent provisions of the Bankruptcy Code, amendatory thereof, supplemental thereto or in substitution thereof or any similar or successor law, Federal or state); or a decree by a court of competent jurisdiction, adjudicating such Member a bankrupt, or declaring such Member insolvent or the entering of an order for relief against such Member in any bankruptcy or insolvency proceeding; or the making by such Member of an assignment for the benefit of creditors, or the admission in writing by such Member of its inability to pay its debts generally as they become due, or the consenting by such Member to the appointment of a receiver or receivers of all or any substantial part of its property; or the filing by any of the creditors of such Member of a petition in bankruptcy against such Member or for an arrangement, composition, readjustment, liquidation, dissolution, reorganization, or similar relief with respect to such Member pursuant to the Bankruptcy Code or similar or successor law, Federal or state, if such petition shall not be discharged or dismissed within sixty (60) days after the date on which such petition is filed.

               "Bankrupt Member" shall have the meaning set forth in Section 9.1(c).

               "Business Days" means a day on which banks are open for business in New York City, New York.

               "Capital Account" shall have the meaning set forth in Section 2.3(a).

               "Capital Contribution" shall mean an actual or deemed contribution of capital (either in cash or the fair value of property) to the Company (other than a loan from a Member) that is required or permitted pursuant to this Agreement.

               "Capital Transaction" means, with respect to each Property, a sale, Transfer, exchange, refinancing, condemnation or other disposition of the Property, or a casualty loss, affecting all or a substantial portion of the Property in which the Property is not rebuilt within twenty-four (24) months of such casualty loss.

               "Certificate" shall have the meaning set forth in Section 1.4.

               "Change in Control" means the (i) purchase of fifty percent or more of the common stock or assets of SSCI by any party, or (ii) replacement of the incumbent Board of Directors with individuals nominated other then by incumbent Board of Directors.

               "Chase" shall have the meaning set forth in the Preamble.

               "Clawback Amount" shall have the meaning set forth in Section 9.4(a).

               "Code" has the meaning set forth in Section 2.3.

               "Company" has the meaning set forth in the caption of this Agreement.

               "Confidential Information" has the meaning set forth in Section 1.9(a).

               "Contractual Net Cash Flow" means, with respect to each Capital Transaction, the Net Cash Flow from Capital Transactions that would have been realized by the Company attributable to such Capital Transaction assuming the Property being sold, Transferred, exchanged or otherwise disposed were valued based on the Property's Net Operating Income divided by a 9.25% capitalization rate.

               "Contribution Agreement" shall have the meaning set forth in
Section 2.2(b).

               "Contribution Value" shall have the meaning set forth in the Contribution Agreement.

               "Cost Overrun" means, with respect to each Property, the amount by which the cost to Shurgard of acquiring and constructing such Property exceeds such Property's Contribution Value; provided that, the total Cost Overrun shall never exceed 2% of the Contribution Value of all the Properties.

               "Credit Facility" shall have the meaning set forth in Section
6.4.

               "Defaulting Member" shall have the meaning set forth in Section 9.6.

               "Default Sale" shall have the meaning set forth in Section
7.3(a).

               "Deficiency Amount" shall have the meaning set forth in Section 9.4(a).

               "Disclosing Party" shall have the meaning set forth in Section 1.9(a).

               "Effective Date" shall have the meaning set forth in the Preamble.

               "Equity Deficit" means, with respect to Chase, the excess, if any (in the aggregate, when required by the use of this defined term), of the Contractual Net Cash Flow attributable to each Capital Transaction that would
(i) be distributed to Chase pursuant to such Section 3.2 without taking into account the provisions of Section 3.2(a) if each Property that was sold was sold for Contractual Net Cash Flow over (ii) the Net Cash Flow be distributed to Chase pursuant to Section 3.2, again without taking into account the provisions of Section 3.2(a).

               "Event of Bankruptcy" shall have the meaning set forth in Section 9.1(c).

               "Event of Dissolution" shall have the meaning set forth in
Section 9.1(b).

               "Excess Distributions" shall have the meaning set forth in
Section 9.4(b).

               "Excess Tax Amount" shall have the meaning set forth in Section 3.3.

               "Excess Tax Distribution" shall have the meaning set forth in
Section 3.3.

               "GECC" shall have the meaning set forth in Section 6.4.

               "Indemnified Parties" shall have the meaning set forth in Section 5.6.

               "Invested Capital" for each Member means the sum of such Member's initial capital contribution and any additional capital contributions or loans made to the Company by such Member pursuant to the terms of this Agreement, less
(i) the aggregate amount of any capital distributed to such Member pursuant to
Article III or Article IX provided that any amounts paid to the Company pursuant to Section 7.4 shall not be part of Invested Capital.

               "Investment Return" means as of any date (the "Calculation Date"), that unique positive discount rate (if any), compounded annually, realized by Chase at which the sum of: (i) the present value of all Capital Contributions made by Chase pursuant to Section 2.2 reflected as a negative amount (taken into account as of the date such Capital Contributions were made) plus (ii) the present value of all distributions of Net Cash Flow distributed to Chase pursuant to Sections 3.1 and 3.2 equals zero. For the avoidance of doubt, it is acknowledged that Chase will not have received a positive Investment Return of any amount until such time as the aggregate distributions of Net Cash Flow received by Chase exceed its aggregate Capital Contributions. The accounting firm preparing the annual financial statements of the Company will make the Investment Return calculation.

               "Liquidator" has the meaning set forth in Section 9.2.

               "Major Decision" shall have the meaning set forth in Section 5.4(b).

               "Management Agreement" shall have the meaning set forth in
Section 5.3.

               "Managing Member" shall have the meaning set forth in Section 5.1(a).

               "Members" has the meaning set forth in the Preamble.

               "MG Capital Account" of any Member as of the end of any taxable year means such Member's Capital Account balance (whether positive or negative) as of the end of such taxable year (after all distributions for such year other than any liquidating distributions, but before any allocations of tax items for such year), increased by such Member's share of any Minimum Gain of the Company as of the end of such taxable year.

               "Minimum Gain" has the meaning prescribed by Treasury Regulation Sections 1.704-2(d) and 1.704-2(i)(3).

               "Net Cash Flow" means, collectively, Net Cash Flow From Capital Transactions and Net Cash Flow From Operations.

               "Net Cash Flow From Capital Transactions" means, during the fiscal period for which Net Cash Flow From Capital Transactions is being determined, the gross cash proceeds actually received by the Company from Capital Transactions less the sum of the following items: (i) expenses incurred and paid with respect to such Capital Transactions to the extent that such expenses have not already been reflected in the Company's Net Cash Flow From Operations for such fiscal period, and (ii) amounts that the Company has decided to set aside as reserves for working capital, debt service payments, capital expenditures, contingent liabilities, and other future costs and expenses of the Company.

               "Net Cash Flow From Operations" means the sum of (i) all cash received from rents, lease payments and all other sources, but excluding (A) security or other deposits, (B) Capital Contributions and interest thereon (other than if used to pay for an item deducted below in determining cash flow),
(C) proceeds from Capital Transactions, (D) Shurgard's return of cash proceeds required under Section 2.2 of the Contribution Agreement and (E) interest on reserves not available for distribution, (ii) the net proceeds of any insurance, other than fire and extended coverage and title insurance, to the extent not reinvested, and (iii) any other funds deemed available for distribution by Chase, less the sum of (i) all cash expenditures, and all expenses unpaid but properly accrued, which have been incurred in the operation of the Company's business (whether or not such expenditure is deducted, amortized or capitalized for tax purposes), (ii) all payments on account of any loans made to the Company (whether such loan is made by a Member or otherwise), and (iii) any cash reserves for working capital, capital expenditures, repairs, replacements and anticipated expenditures, in such amounts as may be required under the Credit Facility or may be determined from time to time by the Members to be advisable for the operation of the Company.

               "Net Income" or "Net Loss", as appropriate, means, for any period, the taxable income or tax loss of the Company for such period for Federal income tax purposes, determined taking into account any separately stated tax items and increased by the amount of any tax-exempt income of the Company during such period and decreased by the amount of any Section 705(a) (2)
(B) expenditures (within the meaning of

Treasury Regulation Section 1.704-1(b) (2) (iv) (i)) of the Company; provided, however, that (i) items of income, gain, loss and deduction attributable to
Section 704(c) Property shall be determined in accordance with the principles of Treasury Regulation Section 1.704-l(b) (2) (iv) (q) and (ii) the Net Income and Net Loss of the Company shall be computed without regard to the amount of any items of income, gain, loss or deduction that are specially allocated pursuant to Section 2.4(c). In the event that the Capital Accounts are adjusted pursuant to Section 2.3(b), the Net Income and Net Loss of the Company (and the constituent items of income, gain, loss and deduction) realized thereafter shall be computed in accordance with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

               "Net Operating Income" shall be determined in accordance with the formula by which "NOI" is determined on Exhibit A attached hereto.

               "Non-Defaulting Member" has the meaning set forth in Section 9.6.

               "Operative Date" means the date on which the last of the Transaction Documents shall be deemed "closed" pursuant to its terms.

               "Original LLC Agreement" has the meaning set forth in the Recitals.

               "Payment Default" has the meaning set forth in Section 9.6.

               "Percentage Interest" means, as of any time with respect to each Member, the percentage equivalent of a fraction, the numerator of which shall be the amount of such Member's Invested Capital and the denominator of which shall be the amount of the aggregate Invested Capital of all of the Members, subject to adjustment as provided in this Agreement (including, without limitation, Section 7.3(b) hereof). The Members contemplate that the Percentage Interest of the Members will be 80% for Chase and 20% for Shurgard.

               "Person" shall mean any individual, partnership, corporation, association, joint venture, trust or other legal entity (including any heirs, executors, administrators, legal representatives, successors and assigns), governments or agencies or political subdivisions thereof, multistate compact authorities and other associations and entities where the context requires.

               "Pro Forma" shall have the meaning set forth in Section 2.2(a).

               "Property" or "Properties," as the case may be, means the self-storage facilities owned or leased and recently constructed or currently under construction by SSCI or its Affiliates all as listed on Exhibit B.

               "Property Manager" shall have the meaning set forth in Section
5.3.

               "Purchase Agreement" shall have the meaning set forth in Section 7.1.

               "Purchase Financing Commitment" has the meaning set forth in
Section 7.2.

               "Recipient" shall have the meaning set forth in Section 1.9(a).

               "Regulatory Sideletter" shall have the meaning set forth in
Section 12.14.

               "Sale Agreement" shall have the meaning set forth in Section 7.1.

               "Sale Notice" shall have the meaning set forth in Section 7.1.

               "Sale Price" with respect to any parcel of Property means the greater of: (i) the amount necessary to provide Chase with a 12% Investment Return on its Invested Capital with respect to such Property, or (ii) the annualized Net Operating Income for the Sale Property for the six month period ending on the date of delivery of the Sale Notice with respect to such Sale Property, capitalized at 9.25%; provided, however, that should the annualized Net Operating Income for the Sale Property for the six month period ending on the date of the consummation of the sale of the Sale Property to Shurgard be higher than the Net Operating Income for the Sale Property for the six month period ending on the date of delivery of the Sale Notice, the higher number shall be used in calculating the Sale Price.

               "Sale Property" shall have the meaning set forth in Section 7.1.

               "Sale Right" shall have the meaning set forth in Section 7.1.

               "Shurgard" has the meaning set forth in the Preamble.

               "Single Purpose Entity" means a limited liability company which:

                  (i) is organized solely for the purpose of one of the
            following: (a) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Properties, entering into the Credit Facility, refinancing the Properties in connection with a permitted repayment of the Credit Facility, and transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing;

                  (ii) is not engaged and will not engage in any business
            unrelated to the acquisition, development, ownership, management or operation of the Properties;

                  (iii) does not have and will not have any assets other than those related to the Properties;

                  (iv) has not engaged, sought or consented to and will not
            engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of membership interests, except as permitted pursuant to the terms of this Agreement, or any amendment of its certificate of formation or operating agreement with respect to the matters set forth in this definition;

                  (v) has articles of organization, a certificate of formation and/or an operating agreement, as applicable, that provide that such entity (a) will not dissolve, merge, liquidate or consolidate; (b) sell all or substantially all of its assets or the assets of any other entity in which it has a direct or indirect legal or beneficial ownership interest; (c) engage in any other business activity, other than as permitted pursuant to this Agreement and the Credit Facility, or amend its organizational documents with respect to the matters set forth in this definition without obtaining all consents necessary for such amendment; and (d) shall not file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest or is the direct or indirect general partner or manager without the affirmative vote of all of the directors of the entity;

                  (vi) is and will remain solvent and pay its debts and
            liability (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

                  (vii) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

                  (viii) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is required to file consolidated tax returns by law;

                  (ix) has not commingled and will not commingle its funds or assets with those of any other Person;

                  (x) has held and will hold its assets in its own name;

                  (xi) has maintained and will maintain financial statements that properly and accurately show its separate assets and liabilities and do not show the assets or liabilities of any other Person, and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity;

                  (xii) has paid and will pay its own liabilities and expenses, including, but not limited to, the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

                  (xiii) has observed and will observe all limited liability company formalities, as applicable;

                  (xiv) has not incurred and will not incur any debt other than
            (a) the Credit Facility and (b) trade and operational debt which is
            (i) incurred in the ordinary course of business, (ii) not more than sixty (60) days past due, (iii) with trade creditors, (iv) in the aggregate, in an amount less than $3,000,000.00, (v) not evidenced by a note, and (vi) paid when due. No Debt other than the Credit Facility may be secured (subordinate or pari passu) by the Properties, unless otherwise approved by GECC, until such time as the amounts due under the Credit Facility is repaid and fully satisfied;

                  (xv) has not and will not assume or guarantee or become
            obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement or the Credit Facility;

                  (xvi) has not and will not acquire obligations or securities of its members or any other affiliate;

                  (xvii) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an affiliate;

                  (xviii) except in connection with the Credit Facility, has not pledged and will not pledge its assets for the benefit of any other Person;

                  (xix) has conducted business, held itself out and identified itself and will conduct business, hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by a Person other than an affiliate of the Company and not as a division or part of any other Person;

                  (xx) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

                  (xxi) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person (other than cash and securities issued by an entity that is not an affiliate or subject to common ownership with such entity);

                  (xxii) has not identified and will not identify its members or any affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

                  (xxiii) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its members or affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm's-length transaction with an unrelated third party;

                  (xxiv) has not and will not have any obligation to indemnify its partners, officers, directors or members, as the case may be, unless such obligation is fully subordinated to the indebtedness evidenced by the Credit Facility and will not constitute a claim against it in the event that, after payment of the indebtedness evidenced by the Credit Facility, cash flow is insufficient to pay such obligation;

                  (xxv) does not and will not have any of its obligations
            guaranteed by any affiliate.

               "SSCI" has the meaning set forth in the Recitals.

               "Target Amount" means, with respect to any Member as of the end of any taxable year, the maximum amount that hypothetically would be distributable to such Member as of the end of such year pursuant to Article III if the Company were to sell each of its noncash assets on hand as of the end of such year for an amount of cash equal to its adjusted "book" basis in such asset (as determined under the principles for the computation of Net Income and Net Losses) and then liquidate, distributing the Net Cash Flow from Capital Transactions from such sale and all its other assets pursuant to Article VIII (taking into account any distributions previously made during such year).

               "Trade Area" means the radius of the relevant trade area of a Property as set forth on Exhibit E.

               "Transfer" shall have the meaning set forth in Section 8.1.

               "Transaction Documents" shall mean this Agreement, the Contribution Agreement, the Management Agreement and the Purchase Agreement.